NEWS	Exhibit 99.1

Mark W. Seymour, Jr.
Vice President, Investor Relations
(813) 282-1225

•	Bloomin’ Brands, Inc. Announces Second Quarter EPS of $0.16 or 23% Above a Year Ago;

•	Reports Ninth Consecutive Quarter of Positive Comparable Restaurant Sales Growth for all Core Domestic Concepts; and

•	Provides Full-year Guidance for 2012.

Tampa, Florida (September 4, 2012) - Bloomin’ Brands, Inc. (NASDAQ: BLMN) today reported financial results for the second quarter ended June 30, 2012.

Key highlights for the quarter include the following:

•	Second quarter Adjusted diluted earnings per share increased 20.0% to $0.18. Diluted earnings per share increased 23.1% to $0.16.

	THREE MONTHS ENDED JUNE 30,
	2012	2011	% change
Diluted earnings per share	$0.16	$0.13	23.1%
Adjustments (1)	0.02	0.02	—
Adjusted diluted earnings per share	$0.18	$0.15	20.0%
_________________

(1)	See Reconciliations of Non-GAAP Measurements to U.S. GAAP Results included later in this release.

•	Total revenues increased by 2.7% to $980.9 million.

•	Blended domestic comparable restaurant sales for Company-owned restaurants grew by 2.4% for the Company’s four core concepts.

•
Restaurant operating margins (calculated as restaurant sales less cost of sales, labor and other related costs and other restaurant operating expenses) were 15.7%, an increase of 0.8% over the second quarter of 2011.

•
Adjusted income from operations increased 17.0% to $51.0 million as compared to $43.6 million in the second quarter of 2011. Income from operations increased 19.5% to $48.7 million as compared to $40.8 million in the same quarter in the prior year.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. increased 18.0% to $19.3 million as compared to $16.4 million in the same period in 2011. Net income attributable to Bloomin’ Brands, Inc. increased 24.5% to $17.4 million as compared to $14.0 million in the same period in 2011.

•
The Company continued to focus on brand investments, completing 48 renovations at its Outback Steakhouse concept and opening four new Bonefish Grill restaurants. In addition, the Company opened two Company-owned Outback Steakhouse restaurants in South Korea and two Outback Steakhouse restaurants in Brazil with its joint venture partner.

Elizabeth Smith, Chairman of the Board and CEO remarked, “We are very pleased to report strong sales and profit growth for the second quarter of 2012. We enjoyed our ninth consecutive quarter of comparable restaurant sales growth for all of our core domestic concepts. Our efforts in building sustainable traffic growth, investing and updating our restaurants, and providing outstanding service are resonating with our customers.

As we look forward to the rest of 2012, we feel very good about our sales and profit trends. Our plans are in place to execute against our major growth drivers - consistently growing comparable restaurant sales across our portfolio and building new restaurants in the United States and key international markets, while becoming a more productive and efficient company.”

Second Quarter 2012 Financial Results

The following summarizes the Company’s results for the second quarter ended June 30, 2012 compared to the same quarter last year:

•
Total revenues increased by 2.7% to $980.9 million. This increase was primarily due to increases in customer traffic and modest price increases. Traffic increases were driven by menu innovations and promotions throughout the Company’s concepts, innovations and improvements in customer service, weekend lunch expansions at Outback Steakhouse and Carrabba’s Italian Grill and additional renovations at Outback Steakhouse. Sales also increased due to the addition of 15 new locations that were not included in the comparable restaurant sales base. This was partially offset by the sale (and franchise conversion) of nine Company-owned Outback Steakhouse restaurants in Japan in October 2011 and from the closing of four restaurants since June 30, 2011.

•	Blended domestic comparable restaurant sales for Company-owned restaurants grew by 2.4% for the Company’s four core concepts. Results for Company-owned restaurants, by concept, were as follows:

THREE MONTHS ENDED JUNE 30, 2012	COMPANY- OWNED
Domestic comparable restaurant sales (stores open 18 months or more)
Outback Steakhouse	2.3%
Carrabba’s Italian Grill	1.5%
Bonefish Grill	2.1%
Fleming’s Prime Steakhouse and Wine Bar	6.8%

•
The number of weekdays and weekend days, as well as the timing of holidays, can impact the Company's reported comparable restaurant sales. The trading day impact on blended domestic comparable restaurant sales for Company-owned restaurants for the second quarter of 2012 was approximately (0.6)%. Without the trading day impact, blended domestic comparable restaurant sales for Company-owned restaurants grew by 3.0% for the second quarter of 2012.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. increased 18.0% to $19.3 million. Net income attributable to Bloomin’ Brands, Inc. increased 24.5% in the quarter to $17.4 million. This was primarily due to increased sales and improved management of labor costs as a result of productivity initiatives instituted during the quarter.

Recent Events and Other Information

On August 13, 2012, the Company completed its initial public offering (“IPO”) of 16 million shares of common stock at a public offering price of $11.00 per share. The Company issued and sold 13 million shares and certain of the Company’s stockholders sold 3 million shares in the IPO. The shares are listed on the NASDAQ Global Select Market and trade under the ticker symbol BLMN. The net proceeds received from the sale of common stock shares in the IPO, after deducting underwriter discounts and commissions and expenses payable by the Company, were approximately $130.2 million and were used to retire the 10% Senior Notes due 2015 (the “Notes”) of the Company’s

wholly-owned subsidiary, OSI Restaurant Partners, LLC (“OSI”) as described below. The underwriters associated with the IPO have an option to purchase an additional 2.4 million shares. If exercised in full, the Company will issue and sell 1.2 million shares and selling stockholders will sell 1.2 million shares. The option has not been exercised as of the date of this release and expires on September 6, 2012.

On July 25, 2012, OSI commenced a tender offer and consent solicitation (the “Offer”) for its Notes. On August 13, 2012, OSI accepted for payment approximately $102.2 million, or 41.2%, of the aggregate principal amount of the Notes. The Offer expired on August 21, 2012. On August 13, 2012, the remaining Notes were called for redemption (the “Redemption”) on September 12, 2012 (the “Redemption Date”) at a redemption price equal to 102.5% of the principal amount outstanding, plus accrued and unpaid interest up to, but excluding, the Redemption Date, representing an aggregate payment of approximately $153.0 million. Funds for the Redemption were deposited in full with the trustee on August 13, 2012 and the related obligation was satisfied and discharged.

Fiscal 2012 Financial Outlook

Below are the Company’s current expectations for the full-year 2012:

•	Comparable restaurant sales growth of at least 3%.

•	Total revenues of approximately $4 billion representing a nearly 4% increase. The Company's longer-term goal is at least 7% annual growth as development pace increases.

•
Adjusted income from operations of at least $229 million, and Income from operations of at least $175 million. This includes significant expenses resulting from the Company's IPO and retirement of the Notes.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. of at least $105 million. This assumes a full year effective tax rate of between 18% and 20%. Net income attributable to Bloomin’ Brands, Inc. of approximately $50 million, including expenses described above.

•
Based on the Adjusted net income attributable to Bloomin’ Brands, Inc. expectation above, Adjusted diluted earnings per share of at least $0.91. This assumes the underwriters for the Company’s IPO do not exercise their option to purchase additional shares, which expires on September 6, 2012. The Company estimates that, if the option is exercised in full, the impact could be a $0.01 reduction in Diluted earnings per share for the year.

•
Capital expenditures of approximately $200 million to $220 million. New restaurant development expectations include approximately 35 new restaurants: 23 new Company-owned domestic locations, five new Company-owned international locations, and seven new franchised or development joint venture locations.

Conference Call

The Company will host a conference call on Wednesday, September 5, 2012 at 9:00 AM EDT. The conference call can be accessed live over the telephone by dialing (877) 941-2068 or (480) 629-9712 for international callers. A replay will be available beginning one hour after the end of the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4561707. The replay will be available until Wednesday, September 12, 2012. The call will also be webcast live from the Company’s website at http://www.bloominbrands.com under the investor relations section.

About Bloomin’ Brands, Inc.

The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has five founder-inspired concepts: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s, with all except Roy’s considered core concepts. The Company owns and operates 1,253 restaurants and has 197 restaurants operating under a franchise or joint venture arrangement across 49 states and 21 countries and territories internationally at June 30, 2012. For more information, please visit www.bloominbrands.com.

Forward-Looking Statements

Certain statements contained herein, including statements under the heading “Fiscal 2012 Financial Outlook,” are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues; consumer perception of food safety; local, regional, national and international economic conditions; consumer confidence and spending patterns; the seasonality of the Company’s business; weather, acts of God and other disasters; demographic trends; the cost of advertising and media; government actions and policies; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments; the availability of credit presently arranged from the Company’s revolving credit facilities; and the future cost and availability of credit.  Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its Prospectus filed with the Securities and Exchange Commission on August 8, 2012.  The Company assumes no obligation to update any forward-looking statement, except as may be required by law.

Note: Numerical figures included in this release have been subject to rounding adjustments.

BLOOMIN’ BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	(unaudited)		(unaudited)
	2012	2011	2012	2011
Revenues
Restaurant sales	$970,021	$946,033	$2,015,487	$1,939,142
Other revenues	10,845	9,469	21,005	18,209
Total revenues	980,866	955,502	2,036,492	1,957,351
Costs and expenses
Cost of sales	315,472	305,003	651,331	622,767
Labor and other related	271,400	275,314	564,901	558,121
Other restaurant operating	230,877	224,692	449,842	438,849
Depreciation and amortization	39,247	38,463	78,107	76,751
General and administrative	72,216	69,548	148,218	131,126
Provision for impaired assets and restaurant closings	4,654	3,723	9,089	3,931
Income from operations of unconsolidated affiliates	(1,720)	(1,995)	(4,124)	(5,641)
Total costs and expenses	932,146	914,748	1,897,364	1,825,904
Income from operations	48,720	40,754	139,128	131,447
Loss on extinguishment of debt	—	—	(2,851)	—
Other (expense) income, net	(183)	559	(129)	256
Interest expense, net	(24,037)	(20,692)	(45,011)	(41,885)
Income before provision for income taxes	24,500	20,621	91,137	89,818
Provision for income taxes	3,936	4,178	16,741	15,260
Net income	20,564	16,443	74,396	74,558
Less: net income attributable to noncontrolling interests	3,124	2,440	6,957	5,663
Net income attributable to Bloomin’ Brands, Inc.	$17,440	$14,003	$67,439	$68,895

Net income	$20,564	$16,443	$74,396	$74,558
Other comprehensive income:
Foreign currency translation adjustment	(6,662)	4,124	(3,513)	7,144
Comprehensive income	13,902	20,567	70,883	81,702
Less: comprehensive income attributable to noncontrolling interests	3,124	2,440	6,957	5,663
Comprehensive income attributable to Bloomin’ Brands, Inc.	$10,778	$18,127	$63,926	$76,039

Net income attributable to Bloomin’ Brands, Inc. per common share:
Basic	$0.16	$0.13	$0.63	$0.65
Diluted	$0.16	$0.13	$0.63	$0.65
Weighted average common shares outstanding:
Basic	106,361	106,135	106,361	106,135
Diluted	107,380	106,214	107,255	106,362

Supplemental Balance Sheet Information (in thousands)

	JUNE 30,	DECEMBER 31,
	2012	2011
	(unaudited)
Cash and cash equivalents (1)	$279,954	$482,084
Net working capital (deficit) (2) (3)	(47,184)	(248,145)
Total assets	3,000,822	3,353,936
Total debt, net (3)	1,788,290	2,109,290
Total stockholders’ equity	105,441	40,297
_________________

(1)	Excludes restricted cash.

(2)
The Company has, and in the future may continue to have, negative working capital balances (as is common for many restaurant companies). The Company operates successfully with negative working capital because cash collected on restaurant sales is typically received before payment is due on its current liabilities and its inventory turnover rates require relatively low investment in inventories. Additionally, ongoing cash flows from restaurant operations and gift card sales are used to service debt obligations and for capital expenditures.

(3)
On June 14, 2007, Private Restaurant Properties, LLC, an indirect wholly-owned subsidiary, entered into a commercial mortgage-backed securities loan (the “CMBS Loan”) totaling $790.0 million, which had a maturity date of June 9, 2012. Effective March 27, 2012, New Private Restaurant Properties, LLC and two of the Company’s other indirect wholly-owned subsidiaries entered into a new commercial mortgage-backed securities loan (the “2012 CMBS Loan”) totaling $500.0 million and used the proceeds, together with the proceeds from a sale-leaseback transaction and existing cash, to repay the CMBS Loan. The 2012 CMBS Loan and the repayment of the CMBS Loan are collectively referred to as the “CMBS Refinancing.” The 2012 CMBS Loan is a five-year loan maturing on April 10, 2017. As a result of the CMBS Refinancing, the net amount repaid along with scheduled maturities within one year, $281.3 million, was classified as current at December 31, 2011.

Reconciliations of Non-GAAP Measurements to U.S. GAAP Results (unaudited)

In addition to the results provided in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), the Company has provided non-GAAP measures which present operating results in 2012 and 2011 on an adjusted basis. These are supplemental measures of profitability that are not required by or presented in accordance with U.S. GAAP. They are not measurements of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to Income from operations, Net income, Diluted earnings per share or any other performance measures derived in accordance with U.S. GAAP.

The Company provides these adjusted operating results because it believes they are useful for investors to assess the operating performance of the Company’s business without the effect of certain charges. For 2011 and through June 30, 2012, these charges include transaction costs related to dispositions and debt refinancing, management fees paid to the management company associated with the Company's sponsors and founders, loss on the extinguishment of debt and the tax effect of these items. The use of these measures permits a comparative assessment of the Company’s operating performance relative to its performance based on its U.S. GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Management believes that these measures facilitate company-to-company comparisons within the industry by eliminating some of these foregoing variations. These measures as presented may not be comparable to other similarly-titled measures of other companies, and the Company’s presentation of them should not be construed as an inference that the Company’s future results will be unaffected by excluded or unusual items.

Detail of Adjustments and Impact on Diluted Earnings Per Share

The following table demonstrates the detail for adjustments and the impact on diluted earnings per share for the three and six months ended June 30, 2012 and 2011 (in thousands, except per share data):

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2012	2011	2012	2011
Transaction-related expenses (1)	$—	$556	$6,761	$569
Management fees and expenses (2)	2,291	2,275	4,617	4,526
Loss on extinguishment of debt (3)	—	—	2,851	—
Tax effect of the above (4)	(426)	(470)	(2,647)	(846)
Total adjustments, net of tax	$1,865	$2,361	$11,582	$4,249

Diluted shares outstanding	107,380	106,214	107,255	106,362
Adjustment to diluted earnings per share	$0.02	$0.02	$0.11	$0.04

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share for the three and six months ended June 30, 2012 and 2011:

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2012	2011	2012	2011
Diluted earnings per share	$0.16	$0.13	$0.63	$0.65
Adjustment to diluted earnings per share	0.02	0.02	0.11	0.04
Adjusted diluted earnings per share	$0.18	$0.15	$0.74	$0.69

Reconciliation of Income from Operations to Adjusted Income from Operations

The following table reconciles Income from operations to Adjusted income from operations for the three and six months ended June 30, 2012 and 2011 (in thousands):

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2012	2011	2012	2011
Income from operations	$48,720	$40,754	$139,128	$131,447
Transaction-related expenses (1)	—	556	6,761	569
Management fees and expenses (2)	2,291	2,275	4,617	4,526
Adjusted income from operations	$51,011	$43,585	$150,506	$136,542

Reconciliation of Net Income Attributable to Bloomin’ Brands, Inc. to Adjusted Net Income Attributable to Bloomin' Brands, Inc.

The following table reconciles Net income attributable to Bloomin’ Brands, Inc. to Adjusted net income attributable to Bloomin’ Brands, Inc. for the three and six months ended June 30, 2012 and 2011 (in thousands):

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2012	2011	2012	2011
Net income attributable to Bloomin’ Brands, Inc.	$17,440	$14,003	$67,439	$68,895
Transaction-related expenses (1)	—	556	6,761	569
Management fees and expenses (2)	2,291	2,275	4,617	4,526
Loss on extinguishment of debt (3)	—	—	2,851	—
Tax effect of the above (4)	(426)	(470)	(2,647)	(846)
Adjusted net income attributable to Bloomin’ Brands, Inc.	$19,305	$16,364	$79,021	$73,144
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(1)	Transaction-related expenses primarily relate to those costs incurred in association with the refinancing of debt and other deal costs.

(2)
Represents management fees and out-of-pocket and other reimbursable expenses paid to a management company owned by the Company’s investor group comprised of funds advised by Bain Capital Partners, LLC and Catterton Management Company, LLC and Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon under a management agreement that terminated upon the completion of the IPO.

(3)	Loss on extinguishment of debt is related to the refinancing of the CMBS Loan.

(4)
Tax adjustments for the three and six months ended June 30, 2012 are calculated using the Company's expected full-year effective tax rate of 18.6%.  Tax adjustments for the three and six months ended June 30, 2011 are calculated using the Company's full-year 2011 effective tax rate of 16.6%.

Comparative Store Information

The table below presents the number of the Company’s restaurants in operation at the end of the periods indicated:

	JUNE 30,
	2012	2011
Number of restaurants (at end of the period):
Outback Steakhouse
Company-owned - domestic	669	670
Company-owned - international	113	120
Franchised - domestic	106	107
Franchised and development joint venture - international	83	68
Total	971	965
Carrabba’s Italian Grill
Company-owned	230	231
Franchised	1	1
Total	231	232
Bonefish Grill
Company-owned	155	145
Franchised	7	7
Total	162	152
Fleming’s Prime Steakhouse and Wine Bar
Company-owned	64	64
Roy’s
Company-owned	22	22
System-wide total	1,450	1,435